Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-224251) and related Prospectus of Arbor Realty Trust, Inc. and Subsidiaries for the registration of $125,000,000 aggregate principal amount of 5.625% Senior Notes due 2023 and to the incorporation by reference therein of our report dated February 23, 2018 (except for the effects of the retrospective adoption of the updated accounting standard discussed in Note 2, as to which the date is May 29, 2018), with respect to the consolidated financial statements and schedule of Arbor Realty Trust, Inc. and Subsidiaries included in its Current Report on Form 8-K dated May 29, 2018, and our report dated February 23, 2018, with respect to the effectiveness of internal control over financial reporting of Arbor Realty Trust, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 29, 2018